Exhibit 99.1

CONSOL Energy Prices $75 Million of Tax-Exempt Solid Waste

Disposal Revenue Bonds

CANONSBURG, PA – March 31, 2021 – CONSOL Energy Inc. (NYSE: CEIX) announced today that it has priced $75 million of tax-exempt solid waste disposal revenue bonds to be issued through the Pennsylvania Economic Development Financing Authority (PEDFA). The bonds will have a 30-year maturity and were priced in an initial 7-year term rate period with an interest rate of 9.0 percent. The bonds will be subject to a mandatory tender at the end of the initial term rate period.

“We are very appreciative for the support from PEDFA for our solid waste disposal project in Greene County,” said Jimmy Brock, President and Chief Executive Officer of CONSOL Energy Inc. “We are very proud of creating and supporting hundreds of high-paying jobs in southwest Pennsylvania and creating a positive impact on numerous communities across the state. This project highlights our continued environmental commitments and support for the economy of Southwest Pennsylvania.”

The Company received orders of approximately $170 million, highlighting the strength of our assets and resulted in a competitive initial fixed interest rate. The bonds will be secured on a second-priority basis, on parity with our existing outstanding second lien notes and behind our senior credit facility, by liens on substantially all of the assets of the Company and the subsidiary guarantors. It is expected that the bonds will be issued on or about April 13, 2021, upon completion of customary closing conditions and deliveries.

“We are very pleased with the strong response to our offering and support of our financing partners,” said Mitesh Thakkar, Chief Financial Officer of CONSOL Energy Inc. “The oversubscribed offering demonstrates the confidence in CONSOL’s world-class asset base and our strategy. This successful transaction also is a testament to CONSOL’s ability to continue to access the capital markets, particularly for a 7-year duration financing.”

In keeping with the requirements of the tax-exempt issuance, the proceeds will be used to finance the already ongoing expansion of the coal refuse disposal areas at the Company’s Bailey Preparation Plant in Graysville, Pennsylvania, which will support current and future mining at the Pennsylvania Mining Complex. The Company expects to receive the bond proceeds over the next two years or so, as qualified work is completed. This financing does not change the capital expenditure guidance provided by the Company.

About CONSOL Energy Inc.

CONSOL Energy Inc. (NYSE: CEIX) is a Canonsburg, Pennsylvania-based producer and exporter of high-Btu bituminous thermal coal and metallurgical coal. It owns and operates some of the most productive longwall mining operations in the Northern Appalachian Basin and is developing a new metallurgical coal mine (the Itmann project) in the Central Appalachian Basin. CONSOL’s flagship operation is the Pennsylvania Mining Complex, which has the capacity to produce approximately 28.5 million tons of coal per year and is comprised of 3 large-scale underground mines: Bailey, Enlow Fork, and Harvey. The company also owns and operates the CONSOL Marine Terminal, which is located in the port of Baltimore and has a throughput capacity of approximately 15 million tons per year. In addition to the ~658 million reserve tons associated with the Pennsylvania Mining Complex and the ~21 million reserve tons associated with the Itmann project, the company also controls approximately 1.5 billion tons of greenfield thermal and metallurgical coal reserves located in the major coal-producing basins of the eastern United States. Additional information regarding CONSOL Energy may be found at www.consolenergy.com.

Contacts:

Investor:	Nathan Tucker, at (724) 416-8336
nathantucker@consolenergy.com

Media:	Zach Smith, at (724) 416-8291
zacherysmith@consolenergy.com

Source: CONSOL Energy Inc.